@ JamesHardie· November 17, 2025 Ryan Lada Delivered via email Dear Ryan: This letter sets forth the terms of our offer of employment for the position of Chief Financial Officer with James Hardie Building Products, Inc. (referred to herein as "James Hardie Building Products" or the "Company"). Your position will be based out of Chicago, IL, reporting to Aaron Erter. To confinn our offer, your anticipated start date is scheduled for November 17. 2025. Your base salary will be $625,000 annually less applicable tax and other withholdings with payments made bi-weekly on Fridays. You will be eligible for participation in the Company's Short-Term Incentive (STI) plan beginning in FY2027 (fiscal year beginning April 1, 2026 and ending March 31, 2027), which consists of Company Performance Plan (CP) and Individual Perfonnance Plan (IP) components, based on the terms and conditions of those plans. Your target bonus will be 7 5¾ of your annual base salary. Your bonus payout will be calculated based on the Company's performance relative to specified financial metrics (CP) and your achievements against agreed individual objectives and targets (IP). Your bonus will be split between CP (80%) and IP (20% ). As a corporate employee. your Company component will be based on the Corporate metrics approved by the Board. For the FY2026 performance period, you will be eligible for a payout based on a target bonus of 75% of your annual base salary, prorated based on your start date. In FY26, you will be eligible to participate in the Company's Long-Term Incentive ("LTI'') Plan pursuant to the terms and conditions of the 2006 Long Term Incentive Plan. Your annual target for FY26 will be $1,000,000. This grant will be made in the first open window or no later than December 9, 2025, subject to the terms and conditions approved by the Board. Your award will be made via the following L TI vehicles: • One-third: performance-based TSR restricted stock units • One-third: performance-based ROCE restricted stock units • One-third: L TI Scorecard which is settled in cash EXHIBIT 10.45